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                                                                   EXHIBIT 10.20

                               AMENDMENT TO LEASE

        THIS AMENDMENT TO LEASE ("Amendment") is made and entered into as of July 29, 2002, by and between Brugger Corporation, doing business as "Brockway Properties", a California corporation ("Landlord") and Niku Corporation, a Delaware corporation ("Tenant") with reference to the following facts:

                                    RECITALS

        A. Landlord and Tenant entered into a Lease Agreement with Addendum as of May 7, 1999 and an Addendum dated March 15, 2001 ("Lease") regarding those certain premises (the "Premises") situated in the City of Redwood City, County of San Mateo, State of California, described as follows: approximately FIFTY-FIVE THOUSAND EIGHT HUNDRED SEVENTY (55,870) square feet of floor space commonly known as the Brugger Building, located at 305 Main Street, Redwood City, California 94063 on a parcel of land containing a parking lot and other structures, all as shown on the site plan attached to the Lease as Exhibit "A".

        B. A dispute arose between Landlord and Tenant (collectively "the Parties") regarding, among other things, the respective obligations of the Parties arising out of the Lease and subsequent events related thereto, which dispute led to filing of a lawsuit between the Parties.

        C. As part of the settlement of the Parties' dispute and lawsuit, the Parties have agreed that the Lease, as amended herein, and subject to additional terms and


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conditions contained in a Settlement Agreement and Mutual Release ("Settlement
Agreement") concurrently executed by the Parties, shall be in full force and effect.

        NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained herein and in the Settlement Agreement, the Parties agree to amend and supplement the Lease as follows:

                                    AGREEMENT

        1.      AMENDMENT OF LEASE

        A. Paragraph 4(B) (Monthly Installment) is hereby deleted in its entirety and replaced with the following:

        "Monthly Installment. The Monthly Installment of rent payable each month during the Lease Term shall be ONE HUNDRED TWENTY FIVE THOUSAND SEVEN HUNDRED SEVEN DOLLARS AND FIFTY CENTS ($125,707.50). The Monthly Installment will be subject to annual increases during the Lease Term corresponding with the Consumer Price Index for the previous year, provided that such increases shall in no event be less than four percent (4%) nor greater than six (6%). In the event of a Default under the Lease, and provided all conditions necessary to entitle Brugger to obtain Judgment pursuant of the Stipulation Re Filing and Entry of Judgment executed herewith have been satisfied, the Monthly Installment shall revert to the Monthly Installment in effect in 2001 and be subject to the annual increases as provided in the Lease ("Default Monthly Installment"). During the last nine (9) months of the Lease Term, that is from October 2004 through June 2005, Tenant shall not be required to pay



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a Monthly Installment under this paragraph. Instead, for each such month, at the beginning thereof, Landlord shall automatically draw down the letter of credit and apply from the Security Deposit held by Brugger as Niku's Monthly
Installment such amount as otherwise would be required to pay the Monthly Installment for the month. Nothing in this paragraph shall affect Niku's monthly obligation to pay "Additional Rent" under paragraph 4(D) of the Lease."

        B. The first sentence of Paragraph 5 (Security Deposit) is hereby deleted in its entirety and replaced with the following:

                "Security Deposit. Tenant shall cause a commercial bank with offices in the Bay Area, California to issue a letter of credit for the benefit of Landlord in the sum of ONE MILLION ONE HUNDRED SEVEN THOUSAND SIX HUNDRED FOUR DOLLARS ($1,107,604) in addition to the amount of ONE HUNDRED SIXTY THOUSAND DOLLARS ($160,000) currently held by Landlord ("Security Deposit"), to secure the faithful performance by Tenant of each term, covenant and condition of this Lease."

The remainder of Paragraph 5 is unchanged.

        C. Paragraph 10 is hereby amended by adding Paragraphs 10(C) and 10(D) as follows:

                "C. Landscaping. Notwithstanding any provision herein to the contrary, Landlord shall provide landscaping services at the Premises, and



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        Tenant shall pay directly to the vendor the cost of reasonable landscaping services provided by Landlord.

               D. Furniture and Personal Property. Notwithstanding any provision herein to the contrary, Landlord shall, at no additional expense or rent to Tenant and so long as Tenant is a lessee of the Premises, lease all furniture and personal property currently located at the Premises to Tenant at no additional charge. Upon the conclusion of Tenant's tenancy, all such furniture and personal property shall be returned to Landlord in the condition received by Tenant upon its reoccupancy of the building, reasonable wear and tear excepted. Tenant may not move the personal property out of the Premises without Landlord's prior written consent. Additional personal property not currently on the Premises but brought by Tenant to the Premises shall remain the property of Tenant and shall not be subject to any restrictions. "

                E. Paragraph 15(B) is hereby amended by adding subparagraph 15(B)(4) as follows:

                "(4) Effect of Landlord's Obtaining Judgment Pursuant to Stipulation. Notwithstanding any provision in the Lease or Amendment, or in the parties' Stipulation re Filing and Entry of Judgment ("Stipulation") to the contrary or any remedy otherwise available to Landlord hereunder, in the event Landlord elects to and obtains a Judgment against Tenant pursuant to the Stipulation and Settlement Agreement, then such Judgment shall constitute the total and exclusive monetary relief that




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        Landlord may obtain from Tenant and Landlord shall have no additional entitlement to recover damages or other monetary relief from Tenant regardless of the claimed basis therefor.

                F. The Addendum at section 1. Option, is deleted in its entirety. The Lease terminates on June 30, 2005 with no extensions or options. In the event of a Holdover, the rent payment shall be 150% of the Default Monthly Installment, G. Tenant, as of the date of this Amendment, accepts the Premises, including the personal property in the Premises, as set forth in paragraph 14 (b) of the Lease.

        2.      EFFECT OF AMENDMENT

        Except as hereinabove amended, and subject to the provisions of the Settlement Agreement, the Lease shall be in full force and effect. In the event of a conflict between the provisions of the Lease and those of this Amendment or the Settlement Agreement, this Amendment and the Settlement Agreement shall control.

        3.     ENTIRE AGREEMENT

        This Amendment contains all of the agreements of the parties hereto with respect to the subject matter hereof. No provision of this Amendment may be amended except by an express agreement in writing signed by the parties hereto or their respective successors in interest.




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        4.     ATTORNEYS' FEES

        If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit.

        5.     COUNTERPARTS; FACSIMILE SIGNATURES

        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of this Amendment transmitted by facsimile shall be fully binding and effective upon receipt, but each Party promptly shall deliver to the other an execution copy of this Amendment bearing an original signature.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Brugger Corporation                         Niku Corporation



By  /s/ Gisela Brugger                      By   /s/ Joshua Pickus
  -------------------------------             --------------------------
        Gisela Brugger                         Joshua Pickus
        President                              Chief Financial Officer